ARTICLES OF AMENDMENT
OF THE
ARTICLES OF INCORPORATION
OF
DIGITALFX INTERNATIONAL, INC.

DIGITALFX INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), in order to amend its Articles of Incorporation, as amended and as now in effect (the “Articles of Incorporation”), in accordance with the requirements of Chapter 607, Florida Statutes, does hereby certify as follows:

1.           The name of the Corporation is DIGITALFX INTERNATIONAL, INC.

2.           That, pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation, and in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act, the Board of Directors duly adopted resolutions by unanimous written consent of all of the directors, dated June 6, 2006, fixing the rights, preferences, powers, privileges and restrictions, qualifications and limitations, of the Series A Convertible Preferred Stock.

3.           That, effective as of August 1, 2006, all issued and outstanding shares of Series A Convertible Preferred Stock converted into shares of the common stock of the Corporation (the “Share Conversion”), and accordingly, no such shares of Series A Convertible Preferred Stock remained issued and outstanding as of such date.

4.           That, in accordance with Section 14 of the Articles of Amendment to the Articles of Incorporation of the Corporation, dated June 7, 2006, as a result of the Share Conversion, all shares of Series A Convertible Preferred Stock automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

5.           That, the amendment being effected hereby (the “Amendment”) was duly adopted and approved by the Board of Directors of the Corporation (the “Board of Directors”) at a meeting of the Board of Directors held on December 12, 2008.  Approval of the Amendment does not require the approval of the holders of the Corporation’s voting common stock.

6.           That, these Articles of Amendment of the Articles of Incorporation of DigitalFX International, Inc. (these “Articles of Amendment”) shall be effective upon filing hereof with the Department of State of the State of Florida.

7.           That, the purpose of these Articles of Amendment is to hereby fix and designate the rights, preferences, powers, privileges and restrictions, qualifications and limitations, of a series of preferred shares to be known as “Series A 12% Cumulative Convertible Preferred Stock”.

8.           That, the Corporation is authorized to issue Series A 12% Cumulative Convertible Preferred Stock on the following terms and with the provisions herein set forth:

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A.           Designation of Series A 12% Cumulative Convertible Preferred Stock

Three Million (3,000,000) shares of the authorized and unissued preferred shares of the Corporation are hereby designated “Series A 12% Cumulative Convertible Preferred Stock” (hereinafter, the “Preferred Stock”).  Each share of Preferred Stock shall rank equally in all respects and shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

1.           Dividends. The holders of the Preferred Stock shall be entitled to receive cumulative dividends payable on a quarterly basis regardless of whether declared by the Board of Directors, out of funds legally available therefor as set forth in this Section 1.

(a)           Dividends on the Preferred Stock shall accrue and shall be cumulative from the date of issuance of the shares of Preferred Stock (the “Date of Original Issue”), whether or not earned or declared by the Board of Directors. Until paid, the right to receive dividends on the Preferred Stock shall accumulate, and shall be payable in cash, as set forth below, in arrears, on the last business day of each fiscal quarter commencing with the first fiscal quarter of fiscal 2009 (each, a “Dividend Payment Date”), commencing on March 31, 2009 (the “Initial Dividend Payment Date”). Each such dividend declared by the Board of Directors on the Preferred Stock shall be paid to the holders of record of shares of the Preferred Stock as they appear on the stock register of the Corporation on the record date which shall be the business day next preceding a Dividend Payment Date.  Dividends in arrears for any past dividend period may be declared by the Board of Directors and paid on shares of the Preferred Stock on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to holders of record of shares of the Preferred Stock as they appear on the Corporation’s stock register on the record date. The record date, which shall not be greater than 5 days before such Dividend Payment Date, shall be fixed by the Board of Directors. Any dividend payment made on shares of the Preferred Stock shall first be credited against the dividends accumulated with respect to the earliest dividend period for which dividends have not been paid.

(b)           Dividend Periods; Dividend Rate; Calculation of Dividends.

(i)           Dividend Periods.  The dividend periods (each a “Dividend Period”) shall be as follows:  The initial Dividend Period shall begin on the Date of Original Issue and end on the Initial Dividend Payment Date, and each Dividend Period thereafter shall commence on the day following the last day of the preceding Dividend Period and shall end on the next Dividend Payment Date.

(ii)           Dividend Rate.  The dividend rate on each share of Preferred Stock (the “Dividend Rate”), to be paid per annum on $1.00, shall be equal to the Base Dividend Rate.

(iii)           Base Dividend Rate. The initial “Base Dividend Rate” shall be 12%.

(iv)           Calculation of Dividends.

(A)           The amount of dividends per share of Preferred Stock payable for each Dividend Period or part thereof shall be computed by multiplying the Liquidation Preference by the Dividend Factors (as defined below) for the Dividend Rate in effect during the Dividend Period or part thereof.

(B)           The “Dividend Factor” for each Dividend Rate in effect from time to time shall be that Dividend Rate multiplied by a fraction, the numerator of which is the number of days in the applicable Dividend Period or part thereof on which both (1) the share of Preferred Stock was outstanding and (2) the Dividend Rate was in effect, and the denominator of which is 365.

(C)           On each Dividend Payment Date, the Corporation shall provide to each holder of Preferred Stock a notice which describes in reasonable detail how the amount of dividends payable per share of Preferred Stock was calculated for the applicable Dividend Period.  Such notice shall, without limitation, (1) set forth the Dividend Rate in effect during such Dividend Period and (2) detail the calculation of Dividend Factors for the applicable Dividend Period.

(c)           Except as hereinafter provided, no dividends shall be declared or paid or set apart for payment on the shares of Common Stock or any other class or series of capital stock of the Corporation for any dividend period unless full cumulative dividends have been or contemporaneously are declared and paid on the Preferred Stock through the most recent Dividend Payment Date. If full cumulative dividends have not been paid on shares of the Preferred Stock, all dividends declared on shares of the Preferred Stock shall be paid pro rata to the holders of outstanding shares of the Preferred Stock.

(d)           In determining whether dividends on the Preferred Stock may be paid for purposes of Section 607.06401(3)(b) of the Florida Business Corporation Act, the Corporation shall exclude the amount that would be needed, if the Corporation were to be dissolved at the time of such distribution, to satisfy the preferential rights upon dissolution of shareholders, if any, whose preferential rights are superior to those receiving the distribution.

(e)           The holders of the Preferred Stock shall each be entitled to receive dividends, on a pari passu basis with the holders of shares of Common Stock, out of any assets legally available therefor, with the amount of such dividends to be distributed to the holders of Preferred Stock computed on the basis of the number of shares of Common Stock which would be held by such holder if, immediately prior to the declaration of the dividend, all of the shares of Preferred Stock had been converted into shares of Common Stock at the then current Conversion Value (as hereinafter defined).

2.           Voting Rights. Except as otherwise provided herein or by law, the holders of the Preferred Stock shall have full voting rights and powers, subject to the Issuance Cap as defined in Section 5(g), equal to the voting rights and powers of holders of Common Stock and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted on the record date for the taking of a vote, subject to the Issuance Cap set forth in Section 5(g), or, if no record date is established, at the day prior to the date such vote is taken or any written consent of shareholders is first executed. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

3.           Rights on Liquidation.

(a)           In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event being hereinafter referred to as a “Liquidation”), before any distribution of assets of the Corporation shall be made to or set apart for the holders of Common Stock, the holders of Preferred Stock shall be entitled to receive payment out of such assets of the Corporation in an amount equal to $1.00 per share of Preferred Stock (such applicable amount being referred to as the “Liquidation Preference” for the Preferred Stock), plus any accumulated and unpaid dividends thereon (whether or not earned or declared) on the Preferred Stock. If the assets of the Corporation available for distribution to the holders of Preferred Stock shall not be sufficient to make in full the payment herein required, such assets shall be distributed pro-rata among the holders of Preferred Stock based on the aggregate Liquidation Preferences of the shares of Preferred Stock held by each such holder.

(b)           If the assets of the Corporation available for distribution to shareholders exceed the aggregate amount of the Liquidation Preferences payable with respect to all shares of Preferred Stock then outstanding, then, after the payment required by paragraph 3(a) above shall have been made or irrevocably set aside, the holders of Common Stock shall be entitled to receive with respect to each share of Common Stock payment of a pro rata portion of such assets based on the aggregate number of shares of Common Stock held by each such holder. The holders of the Preferred Stock shall participate in such a distribution on a pro-rata basis with the holders of the Common Stock, with the amount distributable to the holders of Preferred Stock to be computed on the basis of the number of shares of Common Stock which would be held by them if immediately prior to the Liquidation all of the outstanding shares of Preferred Stock had been converted into shares of Common Stock at the then current Conversion Value.

(c)           A Change of Control (as defined below) of the Corporation shall not be deemed a Liquidation for purposes of this Section 3, but instead, in the event of any Such Change of Control, the provisions of Section 7 shall apply.

4.           Actions Requiring the Consent of Holders of Preferred Stock. As long as any shares of Preferred Stock are outstanding, the consent of the holders of at least 75% of the shares of Preferred Stock at the time outstanding, given either by a vote of such holders in accordance with the Articles of Incorporation and Bylaws of the Corporation, as amended or by written consent, shall be necessary for effecting or validating any of the following transactions or acts (whether by merger, consolidation or otherwise):

(a)           Any amendment, alteration or repeal of any of the provisions of these Articles of Amendment.

(b)           Any amendment, alteration or repeal of the Articles of Incorporation of the Corporation that will change or adversely affect the rights of the holders of the Preferred Stock;

(c)           The authorization, creation or issuance by the Corporation of, or the increase in the number of authorized shares of, any stock of any class, or any security convertible into stock of any class, or the authorization or creation of any new class of preferred stock (or any action which would result in another series of preferred stock), in each case, ranking in terms of liquidation preference or dividend rights, senior to, the Preferred Stock in any manner;

(d)           The declaration or payment of any dividend or other distribution (whether in cash, stock or other property) with respect to the capital stock of the Corporation or any subsidiary, other than a dividend or other distribution pursuant to the terms of the Preferred Stock.

5.           Conversion.

(a)           Right to Convert. Subject to the limitations set forth in Section 5(g) hereof, the holder of any share or shares of Preferred Stock shall have the right at any time, at such holder’s option, to convert all or any lesser portion of such holder’s shares of Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the aggregate Liquidation Preference of the shares of Preferred Stock to be converted plus accrued and unpaid dividends thereon by (ii) the Conversion Value (as defined below) then in effect for such Preferred Stock. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any Preferred Stock. With respect to any fraction of a share of Common Stock called for upon any conversion, the Corporation shall pay to the holder an amount in cash equal to such fraction multiplied by the Current Market Price per share of the Common Stock.

“Current Market Price” means, in respect of any share of Common Stock on any date herein specified:

(1)           if there shall not then be a public market for the Common Stock, the higher of (a) the book value per share of Common Stock at such date, and (b) the Appraised Value (as hereinafter defined) per share of Common Stock at such date, or

(2)           if there shall then be a public market for the Common Stock, the higher of (x) the book value per share of Common Stock at such date, and (y) the average of the daily market prices for the 5 consecutive trading days immediately before such date. The daily market price for each such trading day shall be (i) the closing bid price on such day on the principal stock exchange (including the American Stock Exchange) on which such Common Stock is then listed or admitted to trading, or quoted, as applicable, (ii) if no sale takes place on such day on any such exchange, the last reported closing bid price on such day as officially quoted on any such exchange (including American Stock Exchange), (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange, the last reported closing bid price on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc., (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member regulated by the Financial Industry Regulatory Authority, Inc. (the “FINRA”) selected mutually by holders of a majority of the Preferred Stock and the Corporation or, if they cannot agree upon such selection, as selected by two such members regulated by FINRA, one of which shall be selected by holders of a majority of the Preferred Stock and one of which shall be selected by the Corporation (as applicable, the “Daily Market Price”).

“Appraised Value” means, in respect of any share of Common Stock on any date herein specified, the fair saleable value of such share of Common Stock (determined without giving effect to the discount for (i) a minority interest or (ii) any lack of liquidity of the Common Stock or to the fact that the Corporation may have no class of equity registered under the Exchange Act of 1934, as amended (the “Exchange Act”)) as of the last day of the most recent fiscal month end prior to such date specified, based on the value of the Corporation (assuming the conversion and exercise of all of the Corporation’s authorized and issued capital stock), as determined by a nationally recognized investment banking firm selected by the Board of Directors and having no prior relationship with the Corporation, and reasonably acceptable to not less than a majority in interest of the holders of the Preferred Stock then outstanding.

(b)           Mechanics of Conversion.

(i)           Such right of conversion shall be exercised by the holder of shares of Preferred Stock by delivering to the Corporation a conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”), appropriately completed and duly signed and specifying the number of shares of Preferred Stock that the holder elects to convert (the “Converting Shares”) into shares of Common Stock, and by surrender not later than two (2) business days thereafter of the certificate or certificates representing such Converting Shares. The Conversion Notice shall also contain a statement of the name or names (with addresses and tax identification or social security numbers) in which the certificate or certificates for Common Stock shall be issued, if other than the name in which the Converting Shares are registered. Promptly after the receipt of the Conversion Notice, the Corporation shall issue and deliver, or cause to be delivered, to the holder of the Converting Shares or such holder’s nominee, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Converting Shares. Such conversion shall be deemed to have been effected as of the close of business on the date of receipt by the Corporation of the Conversion Notice (the “Conversion Date”), and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on the Conversion Date.

(ii)           The Corporation shall effect such issuance of Common Stock (and certificates for unconverted Preferred Stock) within five (5) trading days of the Conversion Date and shall transmit the certificates by messenger or reputable overnight delivery service to reach the address designated by such holder within five (5) trading days after the receipt by the Corporation of such Conversion Notice.  The person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date.

The Corporation’s obligation to issue Common Stock upon conversion of Preferred Stock shall be absolute, is independent of any covenant of any holder of Preferred Stock, and shall not be subject to:  (i) any offset or defense; or (ii) any claims against the holders of Preferred Stock whether pursuant to the Articles of Incorporation as amended by the Articles of Amendment, or otherwise.

(c)           Issuance Cap. To the extent that any shares of Preferred Stock are not permitted to be converted on account of the application of Section 5(g), such shares of Preferred Stock shall be deemed converted automatically under this Section 5 at the first moment thereafter when Section 5(g) would not prevent such conversion.

(d)           Conversion Value. The initial conversion value for the Preferred Stock shall be $0.20 per share of Common Stock, such value to be subject to adjustment in accordance with the provisions of this Section 5. Such conversion value in effect from time to time, as adjusted pursuant to this Section 5, is referred to herein as a “Conversion Value.” All of the remaining provisions of this Section 5 shall apply separately to each Conversion Value in effect from time to time with respect to Preferred Stock.

(e)           Stock Dividends, Subdivisions and Combinations.  If at any time while the Preferred Stock is outstanding, the Corporation shall:

(i)           cause the holders of its Common Stock to be entitled to receive a dividend payable in, or other distribution of, additional shares of Common Stock,

(ii)           subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

(iii)           combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then in each such case the Conversion Value shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this Paragraph 5(e) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clauses (ii) or (iii) of this Paragraph 5(e) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that a Conversion Value is calculated hereunder, then the calculation of such Conversion Value shall be adjusted appropriately to reflect such event.

(f)           Certain Other Distributions. If at any time while the Preferred Stock is outstanding the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any dividend or other distribution of:

(i)           cash,

(ii)           any evidences of its indebtedness, any shares of stock of any class or any other securities or property or assets of any nature whatsoever (other than cash or additional shares of Common Stock as provided in Section 5(e) hereof), or

(iii)           any warrants or other rights to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property or assets of any nature whatsoever (in each case set forth in subparagraphs 5(f)(i), 5(f)(ii) and 5(f)(iii) hereof, the “Distributed Property”), then upon any conversion of Preferred Stock that occurs after such record date, the holder of Preferred Stock shall be entitled to receive, in addition to the shares of Common Stock otherwise issuable upon such conversion of the Preferred Stock (“Conversion Shares”), the Distributed Property that such holder would have been entitled to receive in respect of such number of Conversion Shares had the holder been the record holder of such Conversion Shares as of such record date. Such distribution shall be made whenever any such conversion is made. In the event that the Distributed Property consists of property other than cash, then the fair value of such Distributed Property shall be as determined in good faith by the Board of Directors and set forth in reasonable detail in a written valuation report (the “Valuation Report”) prepared by the Board of Directors. The Corporation shall give written notice of such determination and a copy of the Valuation Report to all holders of Preferred Stock, and if the holders of a majority of the outstanding Preferred Stock object to such determination within twenty (20) business days following the date such notice is given to all of the holders of Preferred Stock, the Corporation shall submit such valuation to an investment banking firm of recognized national standing selected by not less than a majority of the holders of the Preferred Stock and acceptable to the Corporation in its reasonable discretion, whose opinion shall be binding upon the Corporation and the Preferred Shareholders. A reclassification of the Common Stock (other than a change in par value, or from par value to no par value or from no par value to par value) into shares of Common Stock and shares of any other class of stock shall be deemed a distribution by the Corporation to the holders of its Common Stock of such shares of such other class of stock within the meaning of this Section 5(f) and, if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock within the meaning of Section 5(e).

(g)           Conversion and Voting Limitations.

(i)           Until such time as the Corporation obtains such approval as may be required by the applicable rules and regulations of the American Stock Exchange (or any successor entity) from the shareholders of the Corporation with respect to the issuance, upon the conversion of the Preferred Stock, of all of the shares of Common Stock in excess of 19.9% (the “Issuance Cap”) of the issued and outstanding Common Stock on the trading date immediately prior to the date on which shares of Preferred Stock are first purchased (the “Initial Issuance Date”), the number of Conversion Shares that may be acquired by all holders of Preferred Stock, and the number of shares of Preferred Stock that shall be entitled to voting rights under Section 2 hereof, shall be limited, on a pro rata basis, to the extent necessary to ensure that, following such conversion (or deemed conversion for voting purposes), the number of Conversion Shares issuable upon the conversion (or deemed conversion for voting purposes) of all shares of Preferred Stock does not exceed the Issuance Cap.  Each delivery of a Conversion Notice by a holder of Preferred Stock will constitute a representation by such holder of Preferred Stock that it has evaluated the limitation set forth in this paragraph and determined, subject to the accuracy of information filed under the Securities Act and the Exchange Act by the Corporation with respect to the outstanding Common Stock of the Corporation, that the issuance of the full number of shares of Common Stock requested in such Conversion Notice is permitted under this paragraph.  This paragraph shall be construed and administered in such manner as shall be consistent with the intent of the first sentence of this paragraph. Any provision hereof which would require a result that is not consistent with such intent shall be deemed severed herefrom and of no force or effect with respect to the conversion contemplated by a particular Conversion Notice.

(ii)           In the event the Corporation is prohibited from issuing shares of Common Stock as a result of any restrictions or prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization, the Corporation shall as soon as possible seek the approval of its shareholders and take such other action to authorize the issuance of the full number of shares of Common Stock issuable upon the full conversion of the then outstanding shares of Preferred Stock.

(h)           Common Stock Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for issuance upon the conversion of shares of Preferred Stock as herein provided, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Preferred Stock at the time outstanding (without regard to any ownership limitations provided in Section 5(g)).

6.           Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock into which the Preferred Stock is convertible and the current Conversion Value provided for in Section 5:

(a)           When Adjustments to Be Made. The adjustments required by Section 5 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment to the Conversion Value that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Section 5(e)) up to, but not beyond the Conversion Date if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the shares of Common Stock into which the Preferred Stock is convertible immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by Section 5 and not previously made, would result in a minimum adjustment or on the Conversion Date. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(b)           Fractional Interests. In computing adjustments under Section 5, fractional interests in Common Stock shall be taken into account to the nearest 1/100th of a share.

(c)           When Adjustment Not Required. If the Corporation undertakes a transaction contemplated under Section 5(f) and as a result takes a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights or other benefits contemplated under Section 5(f) and shall, thereafter and before the distribution to shareholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights or other benefits contemplated under Section 5(f), then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(d)           Escrow of Stock. If after any property becomes distributable pursuant to Section 5 by reason of the taking of any record of the holders of Common Stock, but within ninety (90) days prior to the occurrence of the event for which such record is taken, a holder of the Preferred Stock either converts the Preferred Stock or such holder is unable to convert shares pursuant to Section 5(g), such holder of Preferred Stock shall continue to be entitled to receive any shares of Common Stock issuable upon conversion under Section 5 by reason of such adjustment (as if such Preferred Stock were not yet converted) and such shares or other property shall be held in escrow for the holder of the Preferred Stock by the Corporation to be issued to holder of the Preferred Stock upon and to the extent that the event actually takes place. Notwithstanding any other provision to the contrary herein, if the event for which such record was taken fails to occur or is rescinded, then such escrowed shares shall be canceled by the Corporation and escrowed property returned to the Corporation.

7.           Merger, Consolidation or Disposition of Assets.

(a)           If, after the Initial Issuance Date and while the Preferred Stock is outstanding, there occurs: (i) an acquisition by an individual or legal entity or group (as set forth in Section 13(d) of the Exchange Act) of more than 50% of the voting rights or equity interests in the Corporation, whether in one transaction or in a series of transactions, or (ii) a merger or consolidation of the Corporation or a sale, transfer or other disposition of all or substantially all the Corporation’s property, assets or business to another corporation where the holders of the Corporation’s voting securities prior to such transaction fail to continue to hold at least 50% of the voting power of the Corporation and such transaction is approved by the Board of Directors (each, a “Change of Control”), and, pursuant to the terms of such Change of Control, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Stock of the Corporation, then prior to the occurrence of any Change of Control approved by the Board of Directors, and immediately after the occurrence of any Change of Control not approved by the Board of Directors, the Corporation shall, at the Corporation’s election, (i) convert such holder’s Preferred Stock entirely into Common Stock of the Corporation (which conversion shall take place prior to the consummation of any Change of Control transaction approved by the Board of Directors and shall take place as if such conversion were pursuant to Section 5(b)), (ii) pay to such holder cash equal to (A) all accrued but unpaid dividends as of the date of the redemption with respect to each share to be redeemed, plus (B) 100% of the Liquidation Preference of each share of Preferred Stock to be redeemed, or (iii) cause the successor or acquiring corporation (if other than the Corporation) to assume the Preferred Stock pursuant to Section 7(b) below.  If the Corporation elects to redeem the shares of Preferred Stock by paying each holder cash pursuant to clause (ii) immediately above, the Corporation shall notify the holders that it intends to so redeem the shares of Preferred Stock for cash not less than 10 days prior to the occurrence of such redemption and the holders shall have the right to convert their shares of Preferred Stock into Common Stock at any time prior to such redemption.

(b)           In case of any Change of Control in which the Corporation elects to cause the successor or acquiring corporation (if other than the Corporation) to assume the Preferred Stock, such successor or acquiring corporation and, if an entity different from the successor or surviving entity, the entity whose capital stock or assets the holders of Common Stock of the Corporation are entitled to receive as a result of such transaction shall expressly assume the due and punctual observance and performance of each and every covenant and condition of contained in the Articles of Incorporation to be performed and observed by the Corporation and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors) in order to provide for adjustments of shares of the Common Stock into which the Preferred Stock is convertible which shall be as nearly equivalent as practicable to the adjustments provided for in Section 5. For purposes of Section 5, common stock of the successor or acquiring corporation shall include stock of such corporation of any class which is not preferred as to dividends or assets on liquidation over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock.

(c)           The foregoing provisions of this Section 7 shall similarly apply to successive Change of Control transactions.

8.           Other Action Affecting Common Stock. In case at any time or from time to time the Corporation shall take any action in respect of its Common Stock, other than the payment of dividends permitted by Section 5 or any other action described in Section 5, then, unless such action will not have a materially adverse effect upon the rights of the holder of Preferred Stock, the number of shares of Common Stock or other stock into which the Preferred Stock is convertible and/or the purchase price thereof shall be adjusted in such manner as may be equitable in the circumstances.

9.           Certain Limitations; No Impairment. Notwithstanding anything herein to the contrary, the Corporation agrees not to enter into any transaction which, by reason of any adjustment hereunder, would cause the current Conversion Value to be less than the par value per share of Common Stock. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

10.           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Value, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Value at the time in effect for the Preferred Stock and (iii) the number of shares of Common Stock and the amount, if any, or other property which at the time would be received upon the conversion of Preferred Stock owned by such holder (without regard to the ownership limitations set forth in Section 5(g)).

11.           Notices of Record Date. In the event of any fixing by the Corporation of a record date for the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any shares of Common Stock or other securities, or any right to subscribe for, purchase or otherwise acquire, or any option for the purchase of, any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

12.           Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (Las Vegas time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a business day or later than 5:00 p.m. (Las Vegas time) on any business day, or (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service such as Federal Express. The address for such notices and communications shall be as follows: (i) if to the Corporation, to DigitalFX International, Inc., 3035 East Patrick Lane, Suite #9, Las Vegas, Nevada 89120, Attention: President, Facsimile No.: (702) 938-4052, or (ii) if to a holder of Preferred Stock, to the address or facsimile number appearing on the Corporation’s shareholder records or, in either case, to such other address or facsimile number as the Corporation or a holder of Preferred Stock may provide to the other in accordance with this Section.

13.           Stock Transfer Taxes. The issue of stock certificates upon conversion of the Preferred Stock shall be made without charge to the converting holder for any tax in respect of such issue; provided, however, that the Corporation shall be entitled to withhold any applicable withholding taxes with respect to such issue, if any. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the holder of any of the Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

14.           Return of Status as Authorized Shares.  Upon any conversion or other redemption or extinguishment of the Series A 12% Cumulative Convertible Preferred Stock, the shares converted, redeemed or extinguished will be automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuances pursuant to the terms of the Articles of Incorporation.

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9.           Any reference in the Articles of Amendment to “these Articles of Incorporation” or any other reference of similar import shall be deemed a reference to the Articles of Incorporation as amended by the Articles of Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Articles of Amendment of the Articles of Incorporation of DigitalFX International, Inc. as of the 18th day of December, 2008.

DIGITALFX INTERNATIONAL, INC.

By:	/s/ Abraham Sofer
Abraham Sofer
President

EXHIBIT A

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder in order to convert shares of Preferred Stock)

The undersigned hereby irrevocably elects to convert the number of shares of Series A 12% Cumulative Convertible Preferred Stock (the “Preferred Stock”) indicated below into shares of common stock, par value $0.01 per share (the “Common Stock”), of DigitalFX International, Inc., a Florida corporation (the “Corporation”), according to the relevant Articles of Amendment of the Articles of Incorporation of the Corporation and the conditions hereof, as of the date written below. The undersigned hereby requests that certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If the shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto, if any. A copy of the certificate representing the Preferred Stock being converted is attached hereto.

Date of Conversion (Date of Notice)

Number of shares of Preferred Stock owned prior to Conversion

Number of shares of Preferred Stock to be Converted

Stated Value of Preferred Stock to be Converted

Amount of accumulated and unpaid dividends on shares of Preferred Stock to be Converted

Number of shares of Common Stock to be Issued (including conversion of accrued but unpaid dividends on shares of Preferred Stock to be Converted)

Applicable Conversion Value

Number of shares of Preferred Stock owned subsequent to Conversion

Conversion Information: [NAME OF HOLDER]

Address of Holder:

Issue Common Stock to (if different than above):
Name:
Address:

Tax ID #:

The undersigned represents, subject to the accuracy of information filed under the Securities Act and the Exchange Act by the Corporation with respect to the outstanding Common Stock of the Corporation, as of the date hereof that, after giving effect to the conversion of Preferred Shares pursuant to this Conversion Notice, the undersigned will not exceed the Issuance Cap contained in Section 5(g) of the relevant Articles of Amendment of the Articles of Incorporation of the Corporation, if applicable.

Name of Holder

By:
Name:
Title: